UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2006

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
0-44697		06-1449146
(Commission File Number)		(IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Agreement with Continental Airlines, Inc.

On July 21, 2006, Republic Airways Holdings Inc. (the “Company”), Continental Airlines, Inc. (“Continental”) and Chautauqua Airlines, Inc., a wholly owned subsidiary of the Company (“Chautauqua”), entered into a Capacity Purchase Agreement (the “Capacity Agreement”) pursuant to which Chautauqua will operate 44 50 seat ERJ-145 regional jets in the Continental Express operation (the “Aircraft”). Under the Capacity Agreement, Continental will purchase all the capacity from the Aircraft at predetermined rates. The Capacity Agreement will become effective as of the date when the first Aircraft is placed into service and will expire upon the exit date of the last Aircraft pursuant to the Capacity Agreement, subject to extension by Continental under certain conditions for up to five additional years. The first Aircraft is expected to be placed into service in January 2007, and the last Aircraft by July, 2007.

Agreements with US Airways, Inc.

On July 21, 2006, the Company amended the Jet Service Agreement by and between US Airways, Inc. and Chautauqua, dated April 26, 2005 (the “Chautauqua Agreement”). The amendment, among other things, removes 20 aircraft from service under the Chautauqua Agreement.

On July 24, 2006, the Company also amended the Jet Service Agreement by and between US Airways, Inc. and Republic Airline, Inc. dated September 2, 2005 (the “Republic Agreement”). The amendment, among other things, provides for the addition of 30 Embraer 86 seat Embraer 175 aircraft to be placed into service under the terms of the Republic Agreement as US Airways Express. The new Embraer 175 aircraft will replace 20 existing 50 seat Embraer 145s operated for US Airways Express by Chautauqua and will transition to Continental under the Capacity Agreement during the first half of 2007. The amended Republic Agreement will have a term of twelve years.

A copy of the press release of the Company dated July 21, 2006 announcing that Chautauqua was chosen by Continental to operate the Aircraft in their Continental Express operation is filed herewith as Exhibit 99.1, and a copy of the press release of the Company dated July 24, 2006 announcing the Company’s expanded partnership with US Airways is filed herewith as Exhibit 99.2.

Item 1.02 Termination of a Material Definitive Agreement.

On April 18, 2006, the Company, Continental and Chautauqua entered into a Capacity Purchase Agreement (the “April CPA”) pursuant to which Chautauqua would operate up to 69 ERJ-145 regional jets in the Continental Express operation (the “April Aircraft”), should Continental’s existing RJ provider return the April Aircraft to Continental. Under the April CPA, Continental would purchase all the capacity from the April Aircraft at predetermined rates. The April CPA was to become effective as of the date when the first April Aircraft would be placed into service and was to expire on December 31, 2016, subject to early termination after five years at Continental’s sole discretion. After entering into the April CPA, the Company learned that Continental’s then existing RJ provider would retain the April Aircraft and not return them to Continental. Consequently, the April CPA was determined by the Company to not be material to it.

As a condition to the entry into the Capacity Agreement, the parties thereto agreed that the April CPA and each of the Ancillary Agreements (as defined therein) would terminate as of the effective date of the Capacity Agreement and, other than with respect to the confidentiality provisions of Section 10.07 of the April CPA, be of no further force or effect. The parties to the Capacity Agreement constitute all the parties to the April CPA.

Item 8.01 Other Events

The description of the termination of the April CPA contained in Item 1.02 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Republic Airways Holdings Inc. issued on July 21, 2006.

99.2	Press Release of Republic Airways Holdings Inc. issued on July 24, 2006.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

Date: July 25, 2006	By:	/s/ Robert H. Cooper
Name: Robert H. cooper
Title: Executive Vice President and Chief Financial Officer